CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES FIRST QUARTER 2014 RESULTS

Norton, Massachusetts, May 6, 2014.  CPS Technologies Corporation (OTCQB:CPSH) today announced revenues of $6.0 million and net income of $248 thousand for the quarter ended March 29, 2014.  This compares with revenues of $5.0 million and net income of $3 thousand for the quarter ended March 30, 2013.

Gross margin in the first quarter of 2014 was $1.5 million or 26% of sales compared with $914 thousand or 18% of sales in the first quarter of 2013.  This improvement in margin was due to in large part to the 19% increase in revenues, and, to a lesser degree, price increases on selected products.

Commenting on the results, Grant Bennett, President and CEO, said:  “This was the fifth quarter in a row when sales and earnings have exceeded the same quarter for the previous year. Sales were higher in the first quarter versus last year to all major customers with our traction business being particularly strong.  The continued strength of our base business provides funds and momentum for us to aggressively pursue new opportunities.  During the quarter we hired new exclusive sales representatives to develop business in Israel as well as the mid-Atlantic and Rocky Mountain regions of the US.  Although the very nature of our products requires time to generate a revenue stream, we are confident there are many unmet needs in each of these geographic areas----none of which have had a CPS sales representative in the past.”

Mr. Bennett continued, “During the quarter CPS sales and senior management personnel had meetings with existing and potential large customers in Europe, Taiwan and the U.S.--all of which support our belief that the potential for our technology to solve thermal management problems is wide ranging and growing.”

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2014 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF INCOME (Unaudited)
	---Quarter Ended---
	Mar. 29,	Mar. 30,
	2014	2013

Total Revenues	$5,986,051	$5,031,078
Cost of Sales	4,447,682	4,116,641

Gross Margin	1,538,369	914,437
Operating Expenses	1,125,788	899,915

Operating Income	412,581	14,522
Interest expense	(962)	(10,192)

Income before taxes	411,619	4,330
Income tax provision	164,000	1,720

Net income	$247,619	$2,610

Net income (loss) per common share	$0.02	$0.00
Weighted average shares outstanding	13,069,577	12,871,759

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	Mar. 29,	Dec. 28,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$856,719	$1,571,054
Accounts receivable, net	4,490,388	2,900,457
Inventories, net	2,208,982	2,183,699
Prepaid expenses	156,061	175,726
Deferred taxes, current	531,377	649,420

Total current assets	8,243,527	7,480,356
Property and equipment, net	1,789,046	1,832,787
Deferred taxes, non-current	1,797,811	1,826,482

Total assets	$11,830,384	$11,139,625

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,502,233	$1,091,909
Accrued expenses	1,066,213	1,106,813
Capital leases, current	55,848	76,372

Total current liabilities	2,624,294	2,275,094

Total liabilities	2,624,294	2,275,094
Stockholders' equity	9,206,090	8,864,531

Total liabilities and stockholders' equity	$11,830,384	$11,139,625